EXHIBIT 10.28
SEVERANCE AGREEMENT AND RELEASE
          The following is an agreement (“Agreement”) between Rex A. Hockemeyer (“Mr. Hockemeyer”) and First Financial Bancorp (“FFBC”).
     1. Pursuant to the Employment Agreement between FFBC and Mr. Hockemeyer dated July 28, 2003, FFBC gave Mr. Hockemeyer advance written notice of termination on December 9, 2005. Mr. Hockemeyer’s active employment with FFBC will end January 9, 2006, and he will be on unpaid leave until January 31, 2006, when his employment will terminate (the “Date of Termination”), unless FFBC cancels or reschedules his termination prior to that date. This Agreement shall only be effective upon termination of Mr. Hockemeyer’s employment.
     2. FFBC will pay Mr. Hockemeyer all salary due through January 9, 2006, and will also pay him a lump sum payment of earned and accrued, banked and/or carryover vacation pay due under FFBC’s vacation policy, payable at the rate of Mr. Hockemeyer’s current base salary, less appropriate tax withholdings and deductions.
     3. Severance Benefits. Provided Mr. Hockemeyer fulfills his obligations hereunder, FFBC will provide him with the following Severance benefits:
          (a) Severance Pay. (i) FFBC will provide Mr. Hockemeyer with severance pay in an amount equal to his 24 months of his current base pay, payable in equal bi-weekly installments, less applicable deductions and withholding, commencing six months after the date this Agreement becomes final; and (ii) FFBC will pay him a lump sum payment of Seventy Nine Thousand, eight Hundred and Forty Eight Dollars and No Cents ($79,848.00) (an amount equal to two (2) times Mr. Hockemeyer’s most recent payment under the Performance Incentive Plan).
          (b) Employment Benefits. FFBC will continue Mr. Hockemeyer’s Employment Benefits, as defined in the Employment Agreement, through January 31, 2008, subject to the rights and limitations specified in the Employment Agreement. Mr. Hockemeyer shall qualify for full COBRA health benefit continuation coverage thereafter, unless otherwise prohibited by law.
          (c) Pay in Lieu of Outplacement Services. FFBC will pay to Mr. Hockemeyer in lieu of outplacement services an amount equal to five percent (5%) of his annual base salary.
     4. Mr. Hockemeyer’s Obligations. In consideration of the payments and benefits provided in Section 3 above, Mr. Hockemeyer will:
          (a) transfer his responsibilities in an appropriate manner and take such actions as are necessary to assure a smooth transition;
          (b) not represent or bind FFBC or enter into any agreement on behalf of FFBC at any time after the Date of Termination;

          (c) return to FFBC on the Date of Termination all FFBC property and materials, including but not limited to credit cards, office keys, files, books, documents, records and memoranda;
          (d) return to FFBC his company car and cell phone no later than the Date of Termination. Mr. Hockemeyer will also file a final expense report and repay outstanding cash advances no later than the Date of Termination, if he has any unreimbursed expenses or unpaid advances;
          (e) not use or disclose, directly or indirectly, to anyone not connected with FFBC any confidential, commercial or financial information, or trade or business secrets obtained during the term of employment, or make copies of any memoranda, books, records, customer lists, price lists or other documents (whether on computer or not) for use outside FFBC, except as specifically authorized in writing by an officer of FFBC, or as may be required by applicable law;
          (f) fully cooperate and assist FFBC with any litigation matters or agency proceedings for which his testimony or cooperation is requested, provided that he is compensated for his time at his current rate of pay and for any reasonable and necessary expenses incurred as a result of his cooperation and assistance;
          (g) sign all necessary resignations from the Boards of Directors and/or officer positions of FFBC and its subsidiaries; and
          (h) not solicit or directly or indirectly interfere with or disrupt, or attempt to interfere with or disrupt, any relationship, contractual or otherwise, between FFBC and any third party, including but not limited to its employees, customers, and community members.
     5. Confidentiality. Mr. Hockemeyer acknowledges he is bound by the provisions concerning confidentiality and a covenant not to compete for a six month time period set forth in paragraph 8 and 10 of the Employment Agreement. Mr. Hockemeyer will hold in confidence, and will not disclose to anyone, any of the terms of Severance other than immediate family members and advisors, except as required by law. Mr. Hockemeyer acknowledges that FFBC may be required to disclose certain terms of this Agreement in filings with the Securities and Exchange Commission. Such partial disclosure should in no way be interpreted as a waiver of the remaining terms of this Section. Mr. Hockemeyer shall not make any public derogatory remarks concerning FFBC or any of its officers, directors, employees or shareholders, and shall not initiate any contact with the press or any other media.
     6. General Release. In exchange for the payments and benefits identified in the Agreement, Mr. Hockemeyer hereby releases, settles and forever discharges FFBC, its subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with FFBC, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Mr. Hockemeyer ever had or may now have against FFBC or any of the foregoing. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Mr. Hockemeyer’s employment with FFBC and the termination of that employment, pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act of 1938, as well as all federal, state and local laws, except that this release shall not affect any rights of Mr. Hockemeyer for benefits payable under any FFBC benefit plans, Social Security, Worker’s Compensation or Unemployment laws or rights arising out of any breach of this Agreement by FFBC.
     7. Waiver and Release Under ADEA and OWBPA. Mr. Hockemeyer further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”). Mr. Hockemeyer acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which he understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that he does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he is already entitled; and (e) that he is hereby advised in writing to consult with an attorney prior to executing this Agreement.
     8. It is understood and agreed that for purposes of this Agreement, the term “FFBC” as used herein, shall include not only First Financial Bancorp, but also all of its direct or indirect subsidiaries or affiliated companies, including but not limited to First Financial Bank, N.A., First Financial Capital Advisors, LLC, First Financial Insurance, and all officers, directors, and employees of any of the foregoing.
     9. This Agreement shall bind Mr. Hockemeyer’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns.
     10. This Agreement shall not be construed as an admission by FFBC of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and FFBC specifically disclaims any wrongdoing whatsoever against Mr. Hockemeyer on the part of itself, its employees, representatives or agents.
     11. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Mr. Hockemeyer, his beneficiaries or legal representatives, without the prior written consent of an officer of FFBC.
     12. This Agreement sets forth the entire agreement between the parties with the exception of any obligations under the Employment Agreement which continue after Mr. Hockemeyer’s termination, and any other previous Agreement(s) regarding confidentiality, non-solicitation and non-competition. The terms of this Agreement may not be modified other than in a writing signed by the parties.
     13. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio. All parties to this Agreement agree they are bound by the arbitration provision set forth in Paragraph 7 of the Employment Agreement, in interpreting any disputes concerning the Agreement or otherwise arising from Mr. Hockemeyer’s employment with FFBC.
     14. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted to the extent necessary to make the remaining provisions of this Agreement enforceable.
     15. Mr. Hockemeyer acknowledges that he understands that he has forty-five (45) days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within (7) days of such acceptance. This Agreement shall not become effective until the seven (7) day revocation period has expired.
TAKE THIS AGREEMENT HOME, READ IT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

FIRST FINANCIAL BANCORP
By:	/s/ Regina P. Brackett
1st VP Human Resources

WITNESS:

/s/ Rex A. Hockemeyer
Rex A. Hockemeyer 1-28-06